Exhibit (12)(f)

PURCHASE AGREEMENT

BlackRock Funds II (the “Trust”), a Massachusetts business trust, on behalf of its series BlackRock Emerging Markets Bond Fund and BlackRock Emerging Markets Local Currency Bond Fund (each, a “Fund”), and BlackRock Holdco 2, Inc. (“Holdco 2”), a Delaware corporation, hereby agree as follows:

1. The Trust hereby offers Holdco 2 and Holdco 2 hereby purchases one share of the Institutional Share Class of each Fund and one share of the Class K Share Class of each Fund (the “Shares”) for $10 per Share. The Trust hereby acknowledges receipt from Holdco 2 of funds in full payment for the foregoing Shares.

2. Holdco 2 represents and warrants to the Trust that the foregoing Shares are being acquired for investment purposes and not with a view to the distribution thereof.

3. The names “BlackRock Funds II” and “Trustees of BlackRock Funds II” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated April 26, 2007, which is hereby referred to and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust, as may be amended from time to time. The obligations of “BlackRock Funds II” entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

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IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Purchase Agreement as of the 20th day of June, 2017.

BLACKROCK FUNDS II, on behalf of BlackRock Emerging Markets Bond Fund and BlackRock Emerging Markets Local Currency Bond Fund

By:	/s/ John Perlowski
Name:	John Perlowski
Title:	President and Chief Executive Officer

BLACKROCK HOLDCO 2, INC.

By:	/s/ Benjamin Archibald
Name:	Benjamin Archibald
Title:	Managing Director